UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2007
ARCHSTONE-SMITH OPERATING TRUST

(Exact name of registrant as specified in charter)

Maryland	1- 10272	90-0042860
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of Incorporation)		No.)

9200 E. Panorama Circle, Suite 400, Englewood, Colorado	80112

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, including Area Code): (303) 708-5959
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On June 20, 2007, IWG Wohnen 1. Objektgesellschaft MbH (“IWG 1”), IWG Wohnen 2. Objektgesellschaft MbH (“IWG 2”), IWG Wohnen 3. Objektgesellschaft MbH (“IWG 3”), and IWG Wohnen 4. Objektgesellschaft MbH (“IWG 4”), each a German limited liability company, and each a wholly-owned subsidiary of DeWAG Deutsche WohnAnlage GmbH (“DeWAG”), of which Archstone-Smith Operating Trust is the indirect owner of 94% of the shares, as borrowers, entered into a Credit Facility Agreement (the “Credit Agreement”) with ABN AMRO Bank, N.V., as arranger, original lender, original hedge counterparty, facility agent and security agent. DeWAG, as parent, executed the Credit Agreement to guaranty the obligations of the borrowers. The Credit Agreement refinances provides for a €510 million line of credit for the borrowers and will be used to refinance existing debt of the borrowers, to finance the purchase of certain additional properties, and to finance certain acquisition and initial capital expenditures. The loan has a term of seven years and bears interest at EURIBOR plus 64 basis points. On each interest payment date, the borrowers must procure that the loan to value of all properties in the aggregate does not exceed 75% and that the collateral property pool generates income providing at least 110% interest coverage. The loan will be secured by land charges against each property owned by the borrowers (excluding €14 million of property that cannot be pledged as collateral), pledges of the shares of each borrower and pledges of certain bank accounts of the borrowers. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed with our next quarterly report on Form 10-Q.
ITEM 2.03     CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     The information set forth under Item 1.01 of this report is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Trust has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

ARCHSTONE-SMITH OPERATING TRUST
	By:	/s/ Thomas S. Reif
Dated: June 28, 2007		Name: Thomas S. Reif
Title: Group Vice President and Associate General Counsel